(a)(56)

AMENDMENT NO. 46 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Abolition of a Class of Shares

Effective: November 25, 2019

THIS AMENDMENT NO. 46 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST (“VFT”), a Delaware statutory trust, dated July 30, 1998, as amended, reflects resolutions adopted by the Board of Trustees of VFT on May 23, 2019, with respect to Voya Government Money Market Fund (the “Fund”), a series of VFT, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of VFT’s Trust Instrument.  The resolutions serve to abolish a share class for the Fund.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Funds Trust (“VFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VFT at a meeting held on May 23, 2019 with regard to the abolition of Class L shares of VFT on behalf of Voya Government Money Market Fund:

RESOLVED, that pursuant to the Trust Instrument dated July 30, 1998, as amended (the “Trust Instrument”) of Voya Funds Trust (“VFT”), a Delaware statutory trust, including Article II, Section 2.6 and Article XI, Section 11.8 of the VFT Trust Instrument, all Class L shares, whether issued or unissued, of Voya Government Money Market Fund, a series of VFT (the “Fund”), shall be converted into Class A shares, without the imposition of front-end or deferred sales charges, and the Class L designation shall hereby be abolished following such conversion at such time as determined by the officers of VFT;

FURTHER RESOLVED, that the Board of Trustees of VFT, including a majority of the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended (the “Non-Interested Trustees”), hereby approves the Multiple Class Plan of VFT as amended, in substantially the form contained in the Meeting materials, to remove references to the Class L share designation and hereby determines that such amendment is in the best interest of each class individually and the Fund;

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, authorized to take any and all actions they determine to be necessary or desirable in connection with such conversion of the Class L shares of the Fund, including, without limitation, amending VFT’s Registration Statement, as filed with the U.S. Securities and Exchange Commission, or filing such other documents as may be required by the State of Delaware or other state authorities, and amending and/or restating any contracts of VFT to remove any references to the Class L shares for the Fund; and

FURTHER RESOLVED, that the conversion of Class L shares of the Fund into Class A shares of the same Fund as described in the foregoing resolutions is intended to constitute a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) or alternatively an exchange described in Section 1036 of the Code, and that to the extent applicable, the adoption of the foregoing resolutions hereby constitutes a plan of reorganization within the meaning of Section 368(a)(1) of the Code.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: August 1, 2019